As filed with the Securities and Exchange Commission on February 18, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Certegy Inc.

(Exact name of Registrant as specified in its charter)

Georgia	58-2606325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11720 Amber Park Drive, Suite 600 Alpharetta, Georgia	30004
(Address of principal executive offices)	(Zip Code)

Certegy Inc. Deferred Compensation Plan

Effective January 1, 2003

(Full title of the plan)

Walter M. Korchun

Corporate Vice President, General Counsel and Secretary

Certegy Inc.

11720 Amber Park Drive, Suite 600

Alpharetta, Georgia 30004

(678) 867-8007

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Paul Ryan

Troutman Sanders LLP

600 Peachtree Street, N.E.—Suite 5200

Atlanta, Georgia 30308-2216

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share/obligation	Proposed maximum aggregate offering price		Amount of registration fee

Deferred Compensation Obligations (1)	$10,000,000	(2)	100%	$10,000,000	(2)	$920

(1)	The Deferred Compensation Obligations being registered hereby are the unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Certegy Inc. Deferred Compensation Plan Effective January 1, 2003.
(2)	Estimated solely for purposes of determining the registration fee, in accordance with Rule 457(h)(1) under the Securities Act of 1933, based on the estimate of the amount of compensation to be deferred by participants.

Part I—Information Required in the Section 10(a) Prospectus

The documents constituting Part I to be contained in each Section 10(a) Prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II—Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by Certegy Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

(a)	the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2001;

(b)	the Registrant’s Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002;

(c)	the Registrant’s Current Reports on Form 8-K dated April 4, 2002, October 22, 2002, and November 12, 2002;

(d)	the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 10 declared effective by the Commission on June 12, 2001 and all amendments or reports subsequently filed for the purpose of updating such description; and

(e)	all other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The financial statements incorporated by reference into this registration statement have been included in reliance upon the report of Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting. Arthur Andersen LLP has not consented to the inclusion of its report in this registration statement, and the Registrant has dispensed with the requirement to file its consent in reliance upon Rule 437a, as promulgated under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of its report in this registration statement, investors may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated in those financial statements.

Item 4. Description of Securities.

The summary of the Deferred Compensation Obligations arising pursuant to the Certegy Inc. Deferred Compensation Plan Effective January 1, 2003 (the “Plan”) is qualified in its entirety by reference to the terms and conditions of the Plan, which is filed as an exhibit hereto. The Deferred Compensation Obligations registered hereby are unsecured general obligations of the Registrant to make future payments of compensation that certain management and highly compensated employees elect to defer under the terms of the Plan. The Plan is unfunded for purposes of Title I of ERISA.

Subject to the terms and conditions set forth in the Plan and conditions that the plan administrator may determine, each participating employee (a “Participant”) may elect to defer up to ninety percent (90%) of his or her base annual salary, and all or a portion (subject to applicable minimums) of his or her annual bonus, long-term incentive awards, stock option gains and restricted stock, as applicable. When Participant makes a deferral election, an account will be established on behalf of the Participant, except in the case of deferred stock option gains, restricted stock or long-term incentive compensation payable in stock (“Deferred Stock Amounts”), and the Participant shall elect one or more measurement funds, which are based on certain mutual funds (the “Measurement Funds”) chosen by the plan administrator, for the purpose of determining the amounts to be credited or debited to the Participant’s account balance. The Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to the Participant’s account balance thereto, the calculation of additional amounts, and the crediting or debiting of such amounts to a Participant’s account balance shall not be an actual investment of the Participant’s account balance in any such Measurement Fund. Deferred Stock Amounts represent unfunded, unsecured promises on the part of the Registrant to deliver in the future a specific number of shares of common stock, which in each case will equal the number of shares the Participant would have received but for the deferral, without interest, depreciation or appreciation thereon, subject to adjustment to reflect stock dividends, stock splits and similar occurrences. A participant is always 100% vested in his deferral accounts.

The Registrant may credit additional amounts to discretionary bonus accounts in accordance with employment or other agreements entered into between the Registrant and participants or in the discretion of the Registrant’s chief executive officer. Discretionary bonus accounts shall vest in accordance with the applicable employment or other agreements, or as determined by the “Committee” (as defined below).

The Deferred Compensation Obligations rank pari passu with any of the Registrant’s other unsecured and unsubordinated indebtedness that may be outstanding from time to time, and Participants’ deferrals are subject to the claims of the Registrant’s general creditors in the event of bankruptcy or insolvency. The Deferred Compensation Obligations are not convertible into any of the Registrant’s other securities. No sinking fund has or will be established with respect to the Deferred Compensation Obligations. An aggregate principal amount of $10,000,000 of such Deferred Compensation Obligations is being registered hereunder.

If the Board of Directors of the Company, or such committee as the Board of Directors shall appoint to administer the Plan (the “Committee”), determines that a Participant no longer qualifies for the Plan, the Committee shall have the right, in its sole discretion to terminate any deferral election the Participant has made for the remainder of the year in which the Participant’s status changes, prevent the Participant from making future deferral elections, and/or immediately distribute the Participant’s then vested account balance and terminate the Participant’s participation in the Plan.

The Registrant reserves the right to discontinue sponsorship of the Plan and/or terminate the Plan at any time. Upon the termination of the Plan, the vested account balances shall be determined as if the Participant has experienced a termination of employment, or if the Participant was eligible to retire, then as if the Participant had retired. The termination of the Plan shall not adversely affect any Participant or beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that the Registrant shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the vested account balance in a lump sum or pursuant to an annual installment method using fewer years.

The Deferred Compensation Obligations will become due in the event of a Participant’s retirement, death, other termination of employment or disability or, in applicable instances, on such other date as a Participant elects, and in the form elected by the Participant in accordance with the terms of the Plan. Participants may also take early distributions from the Deferred Compensation Plan with a penalty or petition for early distributions, except in the event of hardship. All distributions with respect to Deferred Stock Amounts will be in the form of common stock, while all other distributions shall be in cash in lump sum or, in certain circumstances as permitted by the Plan, in installments.

The Registrant reserves the right to amend or modify the Plan in whole or in part at any time, except that no such amendment or modification can adversely affect a participant’s rights with respect to amounts deferred prior to the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided however, that the Registrant shall have the right to accelerate installment payments by paying the vested account balance in a lump sum or pursuant to an annual installment method using fewer years.

A Participant’s rights to and under the Deferred Compensation Obligations are not assignable or transferable, except by way of transfer to a participant’s beneficiary or estate upon the participant’s death. Except as otherwise stated in the Plan, the Deferred Compensation Obligations do not enjoy the benefit of any affirmative or negative pledges or covenants by the Registrant.

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Commercial Code (the “GBCC”) provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director, (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), the corporation may indemnify such officer to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (1) appropriation, in violation of their duties, of any business opportunity of the corporation, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, (3) the types of liability set forth in Section 14-2-832 of the GBCC or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors or contract.

The Registrant’s Amended and Restated Articles of Incorporation (the “Restated Charter”) eliminate, to the fullest extent permitted by applicable law, the personal liability of directors to the Registrant or its shareholders for monetary damages for breaches of such directors’ duty of care or other duties as a director. This provision of the Restated Charter will limit the remedies available to a shareholder in the event of breaches of any director’s duties to such shareholder or the Registrant.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) also provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, whether formal or informal, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against judgments, amounts paid in settlement, penalties, fines, including an excise tax assessed with respect to an employee benefit plan, and reasonable expenses, including counsel fees, incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful). In addition, the Bylaws provide that the Registrant shall advance to its directors or officers reasonable expenses of any such proceeding.

Notwithstanding any provisions of the Restated Charter and Bylaws to the contrary, the GBCC provides that the Registrant shall not indemnify a director or officer for any liability incurred in a proceeding in which the director or officer is adjudged liable to the Registrant or is subjected to injunctive relief in favor of the Registrant: (1) for any appropriation, in violation of his or her duties, of any business opportunity of the Registrant; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

The Registrant intends to carry insurance on behalf of directors and officers that may cover, among other things, any liabilities that may accrue under the statutory provisions referred to above.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Certegy Inc. Deferred Compensation Plan Effective January 1, 2003

5	Opinion of Troutman Sanders, LLP

23.1	Consent of Troutman Sanders, LLP is included in the opinion filed as Exhibit 5 hereto.

24	Power of Attorney is included on signature page

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of any offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on this 7th day of February, 2003.

Certegy Inc.

By:	/s/ Lee A. Kennedy
Lee A. Kennedy Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Walter M. Korchun and Michael T. Vollkommer, and either of them (with full power in each to act alone), as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on this 7th day of February, 2003.

Signature	Title

/s/ Lee A. Kennedy Lee A. Kennedy	Chairman, President, Chief Executive Officer & Director (Principal Executive Officer)

/s/ Michael T. Vollkommer Michael T. Vollkommer	Corporate Vice President & Chief Financial Officer (Principal Financial Officer)

/s/ Pamela A. Tefft Pamela A. Tefft	Corporate Vice President and Controller (Principal Accounting Officer)

/s/ Robert H. Bohannon Robert H. Bohannon	Director

/s/ Richard N. Child Richard N. Child	Director

/s/ Charles T. Doyle Charles T. Doyle	Director

/s/ Keith W. Hughes Keith W. Hughes	Director

/s/ David K. Hunt David K. Hunt	Director

/s/ Lee A. Kennedy Lee A. Kennedy	Director

/s/ Phillip B. Lassiter Phillip B. Lassiter	Director

/s/ Kathy Brittain White Kathy Brittain White	Director

INDEX TO EXHIBITS

Exhibit No.	Sequentially Numbered Description

4.1	Certegy Inc. Deferred Compensation Plan Effective January 1, 2003

5	Opinion of Troutman Sanders, LLP